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EXHIBIT 10.1

                            DEVELOPMENT, LICENSE AND
                          PROPRIETARY RIGHTS AGREEMENT

                  THIS DEVELOPMENT, LICENSE AND PROPRIETARY RIGHTS AGREEMENT (the "Agreement") is entered into effective as of December 31, 2001 (the "Effective Date"), by and between CCC Information Services Inc., a Delaware corporation ("CCC"), having an office at World Trade Center, 444 Merchandise Mart, Chicago, Illinois 60654, and Synergy 2000, Inc., a Delaware corporation ("Synergy"), having an office at 30 North Raymond Avenue, Suite 804, Pasadena, California, 91103.

                                    RECITALS

                  WHEREAS, CCC and Synergy entered into that certain Company Consulting Agreement dated as of May 14, 1999, as amended or modified from time to time, (the "Consulting Agreement") for the development of a claims management system which became known as the "Viking Project;" and

                  WHEREAS, the parties now mutually wish to complete the development of the Base and Auto System components (as defined below) of the Viking Project and the parties wish to enhance the Base and Auto System by developing a Personal Lines component and a Commercial Lines component (as defined below); and

                  WHEREAS, the parties hereby agree pursuant to this Agreement that as between Synergy and CCC, Synergy will own and license to CCC the source code used in the development of the Base and Auto System, Personal Lines and Commercial Lines components (collectively, the "Components") in consideration of the various rights and obligations as described herein; and

                  WHEREAS, Synergy and CCC wish this Agreement to supercede, replace, release and settle all existing agreements, obligations and claims by and between Synergy and CCC, including, but not limited to, the Consulting Agreement and any agreements between CCC and each of Eli Dabich, Jr., Jeanette
T. Smith and Charles R. Cronin, Jr. (collectively, the "Subject Parties").

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

                  "AFFILIATE" shall mean, with respect to any specified entity, any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified entity.



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                  "BASE AND AUTO SYSTEM" shall be defined as those certain
Components of the CMS for use in processing personal and commercial motor vehicle insurance claims as more fully described in the requirements document relating to the automotive and base components dated January 26, 2001 (excluding any references to interfaces and reports therein), and any subsequently developed additions, modifications, interfaces, and/or enhancements to the automotive and base components described therein up to and through the termination of this Agreement, which are made generally available in connection with a standard version of such system released to customers.

                  "CHANGE OF CONTROL" means, with respect to a party: (i) the direct or indirect acquisition of either (a) the majority of the voting stock of such Party or (b) all or substantially all of the assets of such party, by another entity in a single transaction or series of related transactions; or
(ii) such party is merged with, or into, another entity.

                  "CMS" shall be defined as the claims management system, which includes a base claims management system and automobile claims module developed by CCC as further described in Exhibit A-2 hereto, to be further developed by Synergy and excludes the various interfaces and reports developed by CCC in accordance with the Specifications that cover the claims process from the first notice of loss through payment request.

                  "COMPONENT" shall be defined individually as any of the Base and Auto System, Personal Lines and Commercial Lines components of the CMS.

                  "COMMERCIAL LINES" shall be defined as a Component of the CMS related to the Base and Auto System to process claims involving commercial lines of insurance, excluding motor vehicle claims.

                  "CONFIDENTIAL INFORMATION" shall mean that information of either party ("Disclosing Party") which is disclosed to the other party ("Receiving Party") pursuant to this Agreement, in written form and marked "Confidential," "Proprietary" or similar designation, or if disclosed orally, the Disclosing Party shall indicate that such information is confidential at the time of disclosure and send a written summary of such information to the Receiving Party within thirty (30) days of disclosure and mark such summary "Confidential," "Proprietary" or similar designation. Confidential Information shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, product plans, sales and marketing plans and business information. References to a Receiving Party or a Disclosing Party shall also include all present and future subsidiary and parent companies of such party, subject to the restrictions contained in this Agreement.

                  "CONTRACT VALUE" shall mean the total value of the License Fees (as defined below) owed by a third party in connection with an agreement as may be renewed, amended or re-instituted regarding any or all of the Components. If, in the discretion of CCC or Synergy as the licensor of the Components, a monthly subscription model is used, the Contract Value shall equal the License

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Fee due multiplied by the number of months in the customer agreement, as may be renewed, amended, restated or re-instated.

                  "CUSTOMER LEAD" shall mean a third party CCC client that CCC refers to Synergy for purposes of enabling Synergy to enter into an agreement with a third party regarding usage or services related to the Components, provided that the third party is not a current Synergy client or a prospective Synergy client with whom Synergy is engaged in active discussions regarding usage or services related to the Components.

                  "ENHANCED SOURCE CODE" shall mean the Original Source Code as further developed, enhanced or reviewed by Synergy subsequent to the Payment Request Date, including without limitation, the Synergy Work Product.

                  "EFFECTIVE DATE" shall have meaning set forth at the top of this Agreement.

                  "FIRST DELIVERY DATE" shall mean such date one hundred eighty
(180) days from the Effective Date by which the Base and Auto System must be submitted to CCC.

                  "INTELLECTUAL PROPERTY RIGHTS" means any and all (a) U.S. and foreign patents, patent applications, patent disclosures and improvements and modifications thereto, combinations, combinations-in-part, renewals, and extensions, including without limitation petty patents and utility models and applications therefor, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names, corporate names and assumed names, and all modifications thereto, and the goodwill associated therewith, whether based on common law or statutory rights, and registrations and applications for registration thereof, (c) U.S. and foreign copyrights and derivative works thereto, whether based on common law or statutory rights, and registrations and applications for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications for registration thereof, (e) trade secrets and confidential business information (including without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), and (f) computer software, programs, code (in any form, including, without limitation, modifications, enhancements and improvements thereto), domain names, internet addresses, web sites, telephone numbers and business addresses, and any other proprietary rights.

                  "LICENSE FEES" shall mean any license fees, subscription fees or other usage charges received from any third party in connection with the Components.

                  "ORIGINAL SOURCE CODE" shall mean all computer programs, instructions and related material written in any language or form, including all modifications, revisions, adaptations and updates existing as of the Payment Request Date related to the Base and Auto System, and all related work product within the scope of Specifications.

                  "PAYMENT REQUEST DATE" shall mean February 2, 2001.

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                  "PERSONAL LINES" shall be defined as a Component related to the Base and Auto System to process multiple lines of insurance (e.g., Homeowners, Personal Liability, Personal Umbrella) excluding personal and commercial motor vehicle claims and commercial claims as further defined and described in Exhibit A-1.

                  "SECOND DELIVERY DATE" shall mean each such date one (1) year from the Effective Date by which the Personal Lines must be submitted to CCC.

                  "SERVICE FEES" shall be defined as maintenance, support, implementation, customization, training, or other services or consulting fees received by Synergy in connection with the Components.

                  "SPECIFICATIONS" means the technical and functional specifications defined in the certain documents entitled Exhibit A-2 and "Synergy/CCC Specifications" (dated January 26, 2001 which is incorporated herein but not attached), excluding any references to interfaces and reports therein, and any subsequent additions or modifications to either as may be mutually agreed by the parties.

                  "TERM" has the meaning set forth in Section 6.1.

                  "VERIFICATION PERIOD" shall mean the thirty (30) day periods immediately following the First Delivery Date or the Second Delivery Date, as the case may be.

                  "SYNERGY WORK PRODUCT" means any and all existing or to-be-developed parts, specifications, elements, portions or aspects of each of the Components that are developed, created or contributed to or licensed or sublicensed by or on behalf of Synergy under this Agreement, and any and all other results or proceeds created by Synergy, and by all persons and entities rendering services, in connection with each Component, in each case including all physical embodiments thereof, whether or not incorporated in a Component and including all the documentation for each Component; PROVIDED, HOWEVER, that such work product does not include any custom work product developed by Synergy at the request of a third-party client.

                                   ARTICLE II.
                                   DEVELOPMENT

                  SECTION 2.1 DEVELOPMENT OBLIGATIONS

                  (a) As further provided herein, at Synergy's sole expense:

                       (i) Synergy will develop the Base and Auto System and the Personal Lines in accordance with the Specifications; and

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                       (ii) Synergy will use its best efforts to develop the
Commercial Lines during the Term of this Agreement. Synergy will deliver to CCC quarterly written reports detailing the development of the Commercial Lines and the Personal Lines.

                  (b) CCC shall provide to Synergy the CCC proprietary materials as described in Exhibit A-2 as of the Effective Date. This Section 2.1(b) shall be CCC's sole development obligations pursuant to this Agreement.

                  (c) Upon execution and delivery of this Agreement, CCC will not have the obligation to acquire any third party rights to develop the Components. Neither Synergy nor CCC will be obligated to acquire any third party rights necessary for their licensees to use the Components unless otherwise provided for in a contractual agreement.

                  SECTION 2.2 DELIVERY OBLIGATIONS.

                  For the Base and Auto System and Personal Lines, Synergy will have the following delivery obligations:

                  (a) Synergy shall deliver the Base and Auto System on or before the First Delivery Date; and

                  (b) Synergy shall deliver the Personal Lines on or before the Second Delivery Date.

                  If Synergy does not deliver the Base and Auto System meeting the Specifications by the First Delivery Date, or if Synergy does not deliver the Personal Lines meeting the Specifications by the Second Delivery Date, Synergy promptly will pay to CCC Seventy-Five Thousand Dollars ($75,000) per month for each month following the First Delivery Date and/or the Second Delivery Date until delivery is made (the "Delinquency Payments"), provided that such failure to deliver is not caused by CCC; and provided, further that the number of days between the Effective Date and the First Delivery Date and the Second Delivery Date shall be tolled during (i) the period of acceptance testing pursuant to Section 2.3 hereof, (ii) an additional period, not to exceed thirty
(30) days, during which Synergy will make necessary or advisable corrections, and (iii) an additional period, not to exceed thirty (30) days, for acceptance testing of such corrections pursuant to Section 2.3 hereof. No Delinquency Payments shall accrue during any of the foregoing periods described in clauses
(i), (ii) and (iii) of this Section. The tolling of Delinquency Payments as provided herein shall not apply in the event Synergy repeats the correction and resubmission process as provided in Section 2.3 hereof.

                  SECTION 2.3 ACCEPTANCE TESTING.

                  Following delivery of each of the Base and Auto System and the Personal Lines, CCC shall use commercially reasonable efforts to review, examine and verify such Component delivered by Synergy during the Verification Period and notify Synergy in writing with specific detail of any material failure of the Base and Auto System and the Personal Lines to meet the Specifications ("System Failure"). Upon receipt of such written notice from CCC, Synergy shall,

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at Synergy's sole cost and expense, promptly correct such System Failure and resubmit the corrected Component as soon as technically practicable. Synergy shall repeat the process of correction and resubmission of such Component, until CCC's acceptance in a commercially reasonable manner. If CCC does not provide Synergy with detailed written notice of the System Failure within the Verification Period, the Component shall be deemed accepted and complete by CCC.

                  SECTION 2.4 UPGRADES, FIXES AND MAINTENANCE OBLIGATIONS.

                  (a) During the Term of this Agreement, Synergy shall (i) maintain, update, support, improve and define all versions of the Base and Auto System and provide CCC with current updates, new releases, patches and other modifications and improvements to the Base and Auto System at no charge to CCC;
(ii) provide patches and fixes to CCC for the Personal Lines and the Commercial Lines at no charge to CCC; and (iii) provide updates and new releases for the Personal Lines and the Commercial Lines at Synergy's customary rates as then charged to third party customers.

                  (b) For a period of eighteen (18) months following termination of this Agreement, and upon each request of CCC, Synergy will provide CCC, within thirty (30) days of such request, all available fixes and patches for the Base and Auto System, the Personal Lines and the Commercial Lines at no cost to CCC. Thereafter, Synergy will provide CCC at Synergy's customary rates as then charged to third party customers, within thirty (30) days of such request, (i) all fixes and patches for the Base and Auto System, the Personal Lines and the Commercial Lines; (ii) maintenance and support services for all of the Components; and (iii) updates and new releases for the Base and Auto System, the Personal Lines and the Commercial Lines.

                                  ARTICLE III.
                                    OWNERSHIP

                  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the further non-refundable payment of Two Hundred Thirty-Five Thousand Dollars ($235,000) (the "Initial Payment") by Synergy to CCC in accordance with the terms and conditions of that certain escrow described in Section 13.2 of this Agreement, CCC hereby sells, assigns, transfers and conveys to Synergy, all its rights, titles and interests in and to the Components and the CMS, including without limitation, all rights (including copyrights) and any and all other rights in and to the Base and Auto System and the Original Source Code which may have been obtained by CCC or which may be vested in CCC in furtherance of any endeavors covered hereby (collectively, the "Assets"). CCC covenants and agrees to execute and deliver any and all other instruments, documents and certificates, and perform any commercially reasonable acts required to accomplish and confirm vesting of ownership of the Assets in Synergy. Subsequent to the execution and delivery of this Agreement, Synergy will own the Components, including the Original Source Code and the Enhanced Source Code, with all rights to use, license, sublicense, market or otherwise exploit and encumber the Components and CMS.

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                  During the Term of this Agreement, any disposition of the Base and Auto System or the Original Source Code will be subject to the license and royalty terms pursuant to Articles IV and V of this Agreement. No such disposition or other transfer of Intellectual Property Rights relating to the Components of the CMS shall be undertaken by any party in such a manner as to circumvent, bypass or exclude the payment obligations or other contractual obligations to the other party pursuant to Articles IV and V of this Agreement.

                                  ARTICLE IV.
                                    LICENSES

                  (a) SECTION 4.1 BASE AND AUTO SYSTEM. Synergy hereby grants to CCC a non-exclusive, perpetual, worldwide, royalty-free license to use, incorporate, license, sublicense, or market to its customers the Base and Auto System, the Original Source Code, and all Synergy Work Product relating to said Base and Auto System and the Original Source Code. CCC may modify the Base and Auto System for its own internal use; PROVIDED, HOWEVER, that during the Term of this Agreement, CCC shall only market and sell the version of the Base and Auto System developed by Synergy. Any modifications made by CCC, including without limitation, the introduction of new features, will, if accepted by Synergy, belong to Synergy and CCC, and if not accepted by Synergy, will belong to CCC. In addition, neither CCC nor Synergy shall have the power to sell, transfer, assign or convey the Base and Auto System during the Term of this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. In the event (i) either party makes any general assignment for the benefit of creditors; (ii) there is a filing by or against either party of a petition to have such party adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy which is not discharged within one hundred twenty (120) days; (iii) there is the appointment of a trustee or receiver to take ownership or possession of substantially all of such party's assets, where ownership or possession is not restored to such party within ninety (90) days; or (iv) the attachment, execution or other judicial seizure of substantially all of such party's assets where such seizure is not discharged within ninety (90) days; then the ownership and licensing rights of the defaulting party shall revert to and become the ownership and licensing rights of the non-defaulting party.

                  SECTION 4.2 PERSONAL LINES AND COMMERCIAL LINES. In addition, Synergy hereby grants to CCC a non-exclusive, perpetual, worldwide, royalty-free license to use internally the Personal Lines and the Commercial Lines.

                                   ARTICLE V.
                                    ROYALTIES

                  SECTION 5.1 STANDARD ROYALTIES.

                  Synergy will pay to CCC: (a) twenty-five percent (25%) of any License Fees actually collected by Synergy and five percent (5%) of any Service Fees actually collected by Synergy due in connection with the Base and Auto System or the Personal Lines; and (b) five percent (5%) of any License Fees and Service Fees actually collected in connection with the Commercial Lines (collectively, the "Standard Royalties"); PROVIDED, HOWEVER, that for the Base

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and Auto System, such Standard Royalties will be calculated based on the higher of $300,000 (the "Floor Price") or the Contract Value. The parties agree that the Floor Price shall not apply to the Standard Royalty calculation for each of the first two (2) License Fees received in connection with the Base and Auto System.

                  SECTION 5.2 BONUS ROYALTIES.

                  In addition to the Standard Royalties, if CCC brings Synergy a Customer Lead that results in License Fees or Service Fees for any or all of the Components, CCC will receive an additional five percent (5%) of all License Fees and Service Fees actually collected by Synergy from such Customer Lead (the "Bonus Royalties"). For the sake of clarity, the parties agree that if CCC merely assists Synergy in the transaction, but does not provide the Customer Lead, CCC will not be entitled to the Bonus Royalties.

                  SECTION 5.3 AGGREGATE SYNERGY ROYALTY OBLIGATION.

                  Subject to Section 5.4 and in accordance with Section 5.1 and
Section 5.2, during the Term of this Agreement, Synergy will be obligated to pay up to a maximum of Two Million Seven Hundred Thousand Dollars ($2,700,000) in royalties to CCC (the "Royalty Obligation") resulting from fees actually collected derived from License Fees.

                  SECTION 5.4 LICENSE FEES RECEIVED BY CCC.

                  If CCC receives any License Fees from third parties in connection with the Base and Auto System, twenty-five percent (25%) of all such License Fees will be subtracted from Synergy's Royalty Obligation. However, in no event will CCC be obligated to make any direct cash royalty payment to Synergy. CCC agrees to submit a written report to Synergy within thirty (30) days of the end of each month in which revenue is received by CCC in the form of License Fees for the Base and Auto System.

                  SECTION 5.5 PAYMENTS AND RECORDS.

                  Synergy agrees to submit royalty payments and a written report within thirty (30) days of the end of each month detailing the royalty payments due and payable to CCC for License Fees and/or Service Fees collected by Synergy. Upon notice, CCC shall have the right, at CCC's sole expense, to periodically (but not more frequently than semi-annually) audit all such records, reports and payments to verify the accuracy of the foregoing. In the event of such notice, Synergy shall, as required by CCC, provide CCC with appropriate access to its facilities and relevant records. In the event of any audit, CCC shall only be responsible and pay for its own audit expenses.

                  SECTION 5.6 INTERNAL USE OF THE COMPONENTS.

                  Notwithstanding anything to the contrary, CCC will have no royalty obligations to Synergy for CCC's internal use of the Components and the Synergy Work Product.

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                                  ARTICLE VI.
                              TERM AND TERMINATION

                  SECTION 6.1 TERM.

                  This Agreement shall commence upon the Effective Date and shall continue in full force and effect, unless terminated earlier as provided herein, until the earlier of: (a) the payment by Synergy to CCC of the full Royalty Obligation; (b) the date four (4) years after the Effective Date; or (c) ninety (90) days after such time as CCC provides Synergy with written notification of its intent to terminate.

                  SECTION 6.2 EFFECT OF TERMINATION.

                  Upon termination as provided above:

                  (a) Synergy will provide CCC with a then-current copy of all Synergy Work Product produced which CCC may use as otherwise provided by this Agreement. Thereafter, at the request of CCC, Synergy shall provide CCC with current updates, new releases, patches and other modifications and improvements of all Components pursuant to the terms of Section 2.4 of the Agreement.

                  (b) CCC will retain the right to market and sell the Base and Auto System only; CCC will have no rights to market or license the Personal Lines or the Commercial Lines.

                  (c) Synergy will have no Royalty Obligation to CCC except for royalties associated with Standard Royalties or Bonus Royalties on License Fees and Service Fees for goods and services contracted to third parties prior to the date of termination of this Agreement. Such royalties will be paid to CCC as received by Synergy over the remaining terms of those third party contracts until the $2,700,000 Royalty Obligation has been satisfied.

                                  ARTICLE VII.
                                  DISTRIBUTION

                  SECTION 7.1 DISTRIBUTION TO THIRD PARTIES.

                  Except as provided below, and subject to a party's ownership and license rights as provided in Articles III and IV hereof, CCC and Synergy will have joint rights to distribute, license and sublicense the Base and Auto System, and Synergy will have the exclusive right to distribute, license and sublicense the Personal Lines and Commercial Lines to any third party customer during and/or after the Term of this Agreement.

                  SECTION 7.2 SYNERGY DISTRIBUTION RESTRICTIONS.

                  Synergy agrees not to distribute, license, sell or otherwise transfer any rights to the Components, directly or indirectly, to ADP, Mitchell, Comp-Est, ProcessClaims, E-AutoClaims, Scene Genesis, Auto Vista, or their Affiliates.

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                  SECTION 7.3 DISTRIBUTION OF NON-CMS SOFTWARE.

                  Subject to Article III hereof, nothing in this Agreement shall otherwise restrict CCC's or Synergy's ability to distribute any non-CMS software products containing certain source code from the Base and Auto System.

                                 ARTICLE VIII.
                          PRODUCT AND SERVICE BRANDING

                  During and after the Term of this Agreement, either party may brand the Base and Auto System under such party's own name or any name designated by such party; PROVIDED, HOWEVER, that neither party may use any of the other party's logos or trademarks without the prior written consent of the other party, exercised in its sole discretion. In the event either party permits the use of any of its logos or trademarks, any such use shall be subject to the restrictions and terms of use provided by such party, including without limitation, any quality control procedures such party deems reasonably necessary.

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                                  ARTICLE IX.
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

                  SECTION 9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF
                              SYNERGY.

                  Synergy represents and warrants that: (i) all corporate action on the part of Synergy, its officers, directors and shareholders necessary for the authorization of this Agreement and the performance of all obligations of Synergy hereunder has been taken; (ii) this Agreement, when executed and delivered will be a valid and binding obligation of Synergy enforceable in accordance with its terms; (iii) it has the right, power and authority to grant the rights and licenses granted hereunder and the Components will include only information technology and other proprietary rights Synergy is authorized to use and to authorize CCC to use; (iv) except for patent rights to the extent CCC was solely responsible for creation of an aspect of the Components or any part thereof, the Components and/or any part thereof developed by Synergy and Synergy Intellectual Property Rights do not and will not infringe upon, misappropriate or otherwise violate the Intellectual Property Rights or other proprietary rights of any third party; (v) Synergy will develop the Components in accordance with the Specifications and generally accepted standards of the industry; (vi) the Components will not give rise to any claims against CCC for any royalty fees or payments of any kind; (vii) except with respect to content, reports and work product, if any, provided by CCC, all obligations owed to third parties with respect to activities contemplated to be undertaken by Synergy under this Agreement, will be fully paid up by Synergy so that CCC will not have any obligations with respect thereto; (viii) each Component delivered by Synergy will be free of any computer viruses, time bombs, worms, or any other similar harmful, malicious or hidden program or data or software device at the time of delivery to CCC as is detectable by use of a commercially released up to date virus detection software as used by Synergy; (ix) the advent of the year 2000 and any other date sensitive event shall not adversely affect the performance of the Components; and (x) it has deleted, destroyed, or otherwise rendered useless, all materials related to CCC-developed interfaces that were conveyed to it by CCC prior to the execution of this Agreement and that it will not in any way use such materials. In addition to the foregoing representations and warranties, Synergy covenants that it will use its best efforts to obtain, on a prospective basis, from any third party contractor(s) to be used in furtherance of the objectives of this Agreement, written assignment(s) of any work product created by such third party(ies) during the Term of this Agreement which is part of the Components, including without limitation, the copyright(s) therein, transferring all right, title and interest therein to Synergy.

                  SECTION 9.2 REPRESENTATIONS AND, WARRANTIES OF CCC.

                  CCC represents and warrants that: (i) all corporate action on the part of CCC, its officers, directors and shareholders necessary for the authorization of this Agreement and the performance of all obligations of CCC hereunder has been taken; (ii) this Agreement, when executed and delivered will be a valid and binding obligation of CCC enforceable in accordance with its terms; (iii) it has the right, power and authority to grant the rights and licenses granted hereunder, and all obligations owed to third parties by CCC

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under this Agreement will be fully paid up by CCC so that Synergy will not have any obligations with respect thereto; (iv) to the best of CCC's knowledge, it has received from third party contractor(s) used in the development of the Original Source Code, written assignment(s) of any work product created by such third party(ies) during the course of said development which is part of the Components, including without limitation, the copyright(s) therein, transferring all right, title and interest therein to CCC; and (v) except as otherwise provided for in this Agreement, CCC hereby sells, assigns, transfers and conveys to Synergy the Assets in their "AS IS - WHERE IS" condition.

                  SECTION 9.3 NO OTHER REPRESENTATIONS AND WARRANTIES. OTHER THAN AS EXPRESSLY PROVIDED ABOVE, NEITHER PARTY IS MAKING ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT. THE PARTIES EXPRESSLY DISCLAIM, AND HEREBY EXPRESSLY WAIVE, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE X.
                        PROFESSIONAL AND SUPPORT SERVICES

                  SECTION 10.1 SYNERGY PROFESSIONAL SERVICES.

                  Synergy agrees to provide professional services to CCC, as may be requested by CCC, for additional internal CCC development work at a rate that is at least ten percent (10%) less than the then current standard Synergy rate at the time of the engagement.

                  SECTION 10.2 KNOWLEDGE TRANSFER.

                  Except as other provided herein, each party may, in its sole discretion, provide reasonable knowledge transfer services as may be reasonably requested, at a rate of Seventy-Five Dollars ($75) per hour.

                  SECTION 10.3 PREFERRED PROVIDER.

                  CCC agrees that Synergy will be the sole external provider of support, implementation, customization, training, consulting or other services (the "Services") in connection with the CMS for CCC and its Affiliates. Synergy will provide such Services on a time and materials basis. In addition, Synergy will be the preferred provider of Services to CCC's third-party customers. In this regard, CCC will use its best efforts to suggest that CCC's customers engage Synergy to provide the Services for their use. In furtherance of this objective, CCC will use its best efforts to introduce Synergy to such third-party customers in person and in writing, and schedule both an initial introductory meeting and a follow-up meeting for Synergy to present to such customers. Synergy will provide such Services on a time and materials basis.

                                   ARTICLE XI.
                                 CONFIDENTIALITY

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                  SECTION 11.1 CONFIDENTIAL INFORMATION.

                  Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The Receiving Party shall, at all times, both during the term of this Agreement and thereafter keep in confidence and trust all of the Disclosing Party's Confidential Information received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement. The Receiving Party shall take reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, contractors, and consultants who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements which protect the Confidential Information of the Disclosing Party sufficient to enable the Receiving Party to comply with this Section 11.1. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information.

                  SECTION 11.2 EXCEPTIONS TO CONFIDENTIAL INFORMATION.

                  The obligations set forth in Section 11.1 shall not apply to the extent that Confidential Information includes information which is: (a) now or hereafter, through no unauthorized act or failure to act on the Receiving Party's part, in the public domain; (b) known to the Receiving Party without an obligation of confidentiality at the time the Receiving Party receives the same from the Disclosing Party, as evidenced by written records; (c) hereafter furnished to the Receiving Party by a third party as a matter of right and without restriction on disclosure; (d) furnished to others by the Disclosing Party without restriction on disclosure; (e) independently developed by the Receiving Party without use of the Disclosing Party's Confidential Information, or (f) information that is included in the Specifications documentation described in Exhibits A-1 and A-2 hereto, and which is disclosed to prospective licensees and users on a need-to-know basis only upon the execution and delivery of a suitable confidentiality and non-disclosure agreement between Synergy and the prospective client or customer in order to make an informed business decision in order to enter into a business relationship involving the Components of the CMS. Nothing in this Agreement shall prevent the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; PROVIDED, HOWEVER, that prior to any such disclosure, the Receiving Party shall (i) assert the confidential nature of the Confidential Information to the agency; (ii) immediately notify the Disclosing Party in writing of the agency's order or request to disclose; and (iii) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

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                                  ARTICLE XII.
                                 INDEMNIFICATION

                  SECTION 12.1 INDEMNIFICATION BY SYNERGY.

                  Synergy shall indemnify and hold CCC and CCC's Affiliates, as well as their respective employees, directors, successors and assigns, harmless from and against all past, present or future cost, liability, loss, damage, expense or judgment whether known or unknown, contingent or absolute, accrued or unaccrued, apparent or unapparent, resulting from, arising out of, or in connection with (i) any claim, action or proceeding, in a court or otherwise (collectively, "Claims") making an allegation which, if true, would be a breach of any of the representations or warranties made by Synergy under this Agreement; (ii) any Claims by any Synergy customer or licensee with regard to the CMS, any Component and/or Enhanced Source Code, or license or use thereof provided that Synergy shall have (i) the right to select counsel; (ii) the right to direct and control the litigation or proceedings; and (iii) subject to the approval of CCC and/or subject to a good faith settlement hearing before the tribunal in which such action is brought, of which hearing CCC shall be given notice and an opportunity to be heard, the right to settle the litigation on commercially reasonable terms.

                  SECTION 12.2 INDEMNIFICATION BY CCC.

                  CCC shall indemnify and hold Synergy and Synergy's Affiliates, as well as their respective employees, directors, successors and assigns, harmless from and against all past, present or future Claims making an allegation which, if true, would be a breach of any of the representations or warranties made by CCC under this Agreement; provided that CCC shall have (i) the right to select counsel; (ii) the right to direct and control the litigation or proceedings; and (iii) subject to the approval of Synergy and/or subject to a good faith settlement hearing before the tribunal in which such action is brought, of which hearing Synergy shall be given notice and an opportunity to be heard, the right to settle the litigation on commercially reasonable terms.

                                 ARTICLE XIII.
                          RELEASE OF PRIOR OBLIGATIONS

                  SECTION 13.1 RELEASE. Except for the obligations created under this Agreement, Synergy and the Subject Parties shall each release and discharge CCC and its respective officers, directors, agents, employees, subsidiaries, representatives, successors and assigns, and CCC shall release and discharge the Subject Parties and Synergy and its respective officers, directors, agents, employees, subsidiaries, representatives, successors and assigns of and from all obligations, claims, demands, debts, damages, duties, causes of action, actions, and suits whatsoever, in law or equity, which it has had, now has, or to which it may hereafter become entitled on account of any act, failure to act, or event occurring prior to the Effective Date, relating to or arising out of all prior agreements and contracts between Synergy and CCC, including, but not limited to the Consulting Agreement and any obligation of CCC to Synergy for any unpaid invoices or amounts due related thereto, and all prior agreements and contracts between CCC and each of the Subject Parties.

                  SECTION 13.2 ESCROW ACCOUNT; PAYMENTS TO/FROM SYNERGY AND CCC.

                  (a) Payment to Synergy by CCC. CCC shall pay to or for the benefit of Synergy the outstanding payable to Synergy existing as of the Payment Request Date in the principal amount of Two Hundred Thirty-Four Thousand Seven Hundred Seven and 25/100 Dollars ($234,707.25) (the "Outstanding Synergy Receivable") by wire transfer of said amount to the Clients Trust Account (the "Trust Account") of Jeffrey D. Segal, A Professional Corporation (the "Escrow Agent"). The Outstanding Synergy Receivable shall at all times be retained by the Escrow Agent in the Trust Account and disbursed by the Escrow Agent only in accordance with the terms and conditions of this Agreement. CCC and Synergy acknowledge and agree that the Trust Account is a non-interest bearing account in a commercial bank situated in Los Angeles, California. Escrow Agent shall not be liable for any losses resulting from the investment or non-investment of the Outstanding Synergy Receivable, provided that Escrow Agent has acted in accordance with the provisions of this Section.

                  (b) Payment to CCC by Synergy. Concurrent with receipt of the Outstanding Synergy Receivable, the Escrow Agent shall disburse to CCC by wire transfer the Initial Payment for the Assets by or on behalf of Synergy. Escrow Agent shall make no disbursement of the Outstanding Synergy Receivable except as expressly provided in this Agreement.

                  (c) Escrow Agent's responsibilities shall be defined as follows:

                  (i) Escrow Agent assumes no responsibility except for the investment and disbursement of the Outstanding Synergy Receivable and the Initial Payment, all as provided herein, and shall not be liable for any action or inaction taken by it in accordance with the terms of this Agreement.

                  (ii) Escrow Agent may consult with its counsel and shall not be held liable for any action taken or omitted in good faith on advice of such counsel. Synergy will indemnify, protect and hold CCC and Escrow Agent harmless from any and all losses, liabilities and expenses for anything which is done or omitted by it in accordance with this Agreement and will reimburse Escrow Agent for all its losses and expenses, including reasonable counsel fees, incurred by it in the performance of its duties and responsibilities hereunder, except those which may be occasioned by Escrow Agent's own gross negligence or bad faith. Escrow Agent shall not be required to recognize any other agreement between the other parties hereto even though reference thereto may be made herein or copies or provisions thereof may be annexed as exhibits hereto and whether or not it may have knowledge thereof.

                  (iii) Except for Escrow Agent's gross negligence or bad faith, each of Synergy and CCC specifically waive any and all claims, rights, demands, and causes of action against Escrow Agent arising from any good faith disposition of the Outstanding Synergy Receivable made pursuant to this Agreement, and, except in the case of Escrow Agent's gross negligence or bad faith, shall look only to each other for any damages or claims arising or growing out of the disposition thereof.

                  (iv) Escrow Agent shall be protected in acting or in refraining from acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney, or other paper or document which Escrow Agent reasonably believes to be genuine.

                  (v) Escrow Agent shall act hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this escrow or any part thereof, or for the form of execution thereof.

                  (vi) In the event of any disagreement or the presentation of adverse claims or demands in connection with or for any item affected hereby, Escrow Agent shall, at its option, be entitled to refuse to comply with any such claims or demands during the continuance of such disagreement and may file a suit in interpleader in the federal district court for the State of California, whereupon it shall be fully released and discharged from all further obligations to perform any and all duties or obligations imposed upon it by this Agreement.

                  (vii) Notwithstanding anything to the contrary contained herein, it is expressly agreed among the parties to this Agreement that with respect to the obligations of Escrow Agent hereunder, Escrow Agent shall comply only with claims, demands, requests or directions of Synergy and CCC pursuant to this Agreement and shall not comply with the claims, demands, requests or directions of any other person with respect to the subject matter of this Agreement, except as required by law.

                                  ARTICLE XIV.
                                  MISCELLANEOUS

                  SECTION 14.1 FORCE MAJEURE.

                  Neither party shall be liable for any delays in performance or failure to perform any of its obligations hereunder (other than an obligation to make payments) where such delay or failure arises due to reasons beyond the party's control, including but not limited to, acts of God, flood, fire, war, court order, labor disputes, or a public enemy.

                  SECTION 14.2 ASSIGNMENT.

                  Neither party shall assign or delegate this Agreement, or any of its rights or duties hereunder, directly, indirectly, or by operation of law to any third party without the prior written consent of the other party; PROVIDED HOWEVER, that either party may assign this Agreement to an Affiliate or without prior written consent to any successor by reason of a Change of Control. In case of an assignment or delegation of this Agreement to a subsidiary corporation, then such party and its parent corporation hereby unconditionally guarantee the payment and performance and each and every obligation of such party hereunder.

                  SECTION 14.3 COMPLETENESS.

                  This Agreement, and any amendments, modifications and schedules hereto, set forth, and are intended by the parties to be an integration of, all of the promises, agreements and understandings among the parties hereto with respect to the subject matter hereof and supersede any prior promises, agreements and understandings between the parties.

                  SECTION 14.4 GOVERNING LAW.

                  This Agreement is governed by and interpreted in accordance with the laws of the State of Illinois, without reference to conflict of laws principles. Each party hereby irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts in Cook County, Illinois.

                  SECTION 14.5 NO JOINT VENTURE.

                  The execution and delivery of this Agreement shall not be deemed to confer any rights or remedies upon, nor obligate any of the parties hereto, to any person or entity other than such parties. Nothing in the Agreement shall cause or be deemed to cause the parties to be partners or joint venturers with, or agent or employees of, each other. The parties are independent contractors, and neither party shall have any right or power to create any obligation or responsibility on behalf of the other party.

                  SECTION 14.6 SURVIVAL.

                  Upon termination or expiration of this Agreement, all rights and obligations of the parties hereunder shall terminate except for the rights and obligations of the parties under Articles III, IV, V (to the extent provided in Section 6.2), VII, VIII, IX, XI, XII and XIII and Sections 2.4, 6.2, 14.4 and
14.6 or those that, by their terms, are intended to survive such termination or expiration.

                  SECTION 14. NOTICE.

                  Any notice required hereunder shall be provided by prepaid, first class, certified return receipt request U.S. mail, to the addresses provided below.

                  If to CCC:

                                    CCC Information Services Inc.
                                    444 Merchandise Mart
                                    Chicago, IL 60654
                                    Attn: General Counsel

                  If to Synergy:

                                    Synergy 2000, Inc.
                                    30 North Raymond Avenue, Suite 804
                                    Pasadena, CA 91103
                                    Attn: President

                  Any written reports that Synergy is required to submit to CCC pursuant to this Agreement shall be provided by prepaid, first class, certified return receipt request U.S. mail, to the address provided below:

                                    CCC Information Services Inc.
                                    444 Merchandise Mart
                                    Chicago, IL 60654
                                    Attn: Director of Business Development

                  SECTION 14.8 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts, which, taken together, shall constitute the whole of the Agreement as between the parties. Each party hereto shall be authorized to rely upon the signatures of all of the parties hereto which are delivered by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with original ink signatures of each person and entity; PROVIDED, HOWEVER, that each party hereto that delivers such facsimile signatures to another party hereto, covenants and agrees that it shall deliver an executed original of the same to the party so receiving the previous facsimile signatures within five (5) days after delivery of such facsimile signatures.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written above.

                  CCC INFORMATION SERVICES INC.

                  By:      /S/ Robert S. Guttman

                  Name:    Robert S. Guttman

                  Title:   Senior Vice President and General Counsel

                  SYNERGY 2000, INC.

                  By:      /S/ Eli Dabich, Jr.

                  Name:    Eli Dabich, Jr.

                  Title:   President

                  AS TO ARTICLE XIII ONLY:

                    /S/ Eli Dabich, Jr.
                  Eli Dabich, Jr.

                    /S/ Jeanette T. Smith
                  Jeanette T. Smith

                    /S/ Charles R. Cronin, Jr.
                  Charles R. Cronin, Jr.

                  JEFFREY D. SEGAL, A PROFESSIONAL CORPORATION

                  By:      /S/ Jeffrey D. Segal
                           Jeffrey D. Segal, President

EXHIBITS (NOT ATTACHED)
Exhibit A-1                     Personal Lines Specifications
Exhibit A-2                     CCC Proprietary Materials